EXHIBIT 5.1

Exhibit 5.1

LAW OFFICES OF
DERENTHAL & DANNHAUSER LLP
1999 HARRISON STREET, 26th FLOOR
OAKLAND, CALIFORNIA 94612
(510) 350-3070

October 18, 2011

ATEL 15, LLC
600 California Street, 6th Floor
San Francisco, California 94108

RE:    Registration Statement on Form S-1

Gentlemen:

We have examined the above-referenced Registration Statement, including all amendments thereto, filed with the Securities and Exchange Commission through the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 of your limited liability company member units (the “Securities”). The Securities are to be offered and sold by and through the broker-dealers described in said Registration Statement on a “best-efforts” basis.

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with said sale and issuance of the Securities.

It is our opinion that when the Securities are issued and sold in the manner contemplated by the Registration Statement, including the Operating Agreement included as an exhibit to the Prospectus filed in Part I of the Registration Statement, the Securities will be validly authorized, legally issued, fully paid and non-assessable.

The opinions set forth herein are expressly based upon the applicable laws of the State of California.

We hereby consent to the reference to our firm under “Legal Opinions” in the prospectus which is a part of said Registration Statement, and to the use of this opinion as an exhibit thereto.

Very truly yours,

/s/ DERENTHAL & DANNHAUSER LLP